                                                                     EXHIBIT 4.2


                            INVESTOR RIGHTS AGREEMENT

            Stockholders Agreement, dated as of this 22nd day of December, 1999, among the investors listed on Schedule I hereto (the "Investors"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("Warburg") and Wright Acquisition Holdings, Inc., a Delaware corporation (the "Company").

                                 R E C I T A L S

            WHEREAS, certain of the Investors have, pursuant to the terms of an Agreement for the Sale and Purchase of Cremascoli Ortho Holding S.A. dated as of December 11, 1999, among Orthopaedics Holdings, the Company and the other persons named therein (the "Merger Agreement"), been issued shares of capital stock of the Company; and

            WHEREAS, the Investors are party to a Stockholders Agreement dated December 7, 1999, among the Company, Wright Medical Technology, Inc. and the parties named therein (the "WMT Stockholders Agreement"), which grants the Investors certain rights; and

            WHEREAS, the Investors are party to a Registration Rights Agreement dated December 7, 1999, among the Company, and the parties named therein (the "WMT Registration Rights Agreement"), which grants the Investors certain rights; and

            WHEREAS, the Investors and the Company desire to promote their mutual interests by agreeing to certain additional matters relating to the operations of the Company and the disposition of shares of capital stock ("Shares") in the Company.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1.  TRANSFER OF STOCK

            (a) TAG-ALONG RIGHTS.

            (i) Subject to the provisions of the WMT Stockholders Agreement, in the event (A) Warburg intends to Transfer in one transaction or a series of transactions in excess of thirty percent (30%) of the Shares beneficially held by Warburg in the aggregate (other than to any of its Affiliates or to the Company), Warburg shall notify the other Investors (the "TAG-ALONG INVESTORS"), in writing, of such proposed Transfer and its terms and conditions. Within ten
(10) business days of the date of such notice, each other Tag-Along Investor shall notify Warburg if it elects to participate in such Transfer. Any Tag-Along Investor that fails to notify Warburg within such ten (10) business day period shall be deemed to have waived its rights hereunder. Each Tag-Along Investor that so notifies Warburg shall have the right to sell, at the same price and on the same terms and conditions as Warburg, an amount of Shares equal to the Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares issued and owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of Shares issued and owned by Warburg

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and each Tag-Along Investor exercising its rights under this Section l(a)
(assuming, in the case of sales of Common Stock, full conversion of all convertible securities held by Warburg and each Tag-Along Investor exercising its rights under this Section l(a)).

            (ii) Notwithstanding anything contained in this Section l(a), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Tag-Along Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of Warburg, any one or more of the Tag-Along Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

            (b) DRAG-ALONG RIGHT.

            (i) Subject to the provisions of the WMT Stockholders Agreement, if at any time and from time to time, Warburg desires to Transfer in a bona fide arms' length sale all of its Shares to any Person or Persons who are not Affiliates of Warburg (for purposes of this Section l(b), the "PROPOSED TRANSFEREE"), Warburg shall have the right (for purposes hereof, the "DRAG-ALONG RIGHT") to require each other Investor to sell to the Proposed Transferee all of his Shares (including any warrants or options to acquire Shares) for the same per share consideration as proposed to be received by Warburg (less, in the case of options or warrants, the exercise price for such options or warrants) then held by such Investor. Each other Investor agrees to take all steps necessary (including approving a sale via vote or written consent) to enable him or it to comply with the provisions of this Section l(b) to facilitate Warburg's exercise of a Drag-Along Right.

            (ii) To exercise a Drag-Along Right, Warburg shall give each other Investor a written notice (for purposes of this Section l(b), a "DRAG-ALONG NOTICE") containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. Each other Investor shall thereafter be obligated to sell its Shares (including any warrants or options Held by such Investor), PROVIDED that the sale to the Proposed Transferee is consummated within ninety (90) days of delivery of the Drag-Along Notice. If the sale is not consummated within such 90-day period, then each other Investor shall no longer be obligated to sell such other Investor's Shares pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section l(b).

            (iii) Notwithstanding anything contained in this Section l(b), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of Warburg, the other Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

            (c) INJUNCTIVE RELIEF. The Company and the Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of


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

the failure of any Investor or the Company to perform any of its obligations set forth in this Section 1. Therefore, the Company, Warburg and the Investors shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company, Warburg and the Investors hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

SECTION 2.  REGISTRATION RIGHTS

            (a) Each Investor hereby acknowledges and agrees that it is not entitled to any rights pursuant to Section 2(a) of the WMT Registration Rights Agreement (which entitles certain stockholders of the Company party to the WMT Registration Rights Agreement with demand registration rights).

            (b) Subject to the provisions of Section 2(b) of the WMT Registration Rights Agreement (which provides piggy-back registration rights), each Investor shall be entitled to include in the proposed registration under the Securities Act the same proportion of its Shares as the proportion of Shares being registered by Warburg in such registration; PROVIDED, HOWEVER, that the Company is only required to register the Eligible Shares of each Investor.

SECTION 3.  COMPULSORY TRANSFER

            (a) If an Investor's employment with the Company is terminated for any reason, Warburg shall first have the right, and if this right is not exercised then the Company shall have the right, to repurchase all of such Investor's Shares for cash at a price equal to the Fair Market Value of such Shares as of the date of cessation of the employment of such Investor.

            (b) If neither Warburg nor the Company exercise the right to purchase the Shares of such Investor as provided for in Section 3(a) above, then such Investor shall have the right to require the Company to purchase all of such Investor's Shares. The price at which the Shares shall be purchased by the Company shall be the Fair Market Value of the Shares as of the date of cessation of the employment of such Investor. To the extent the Company repurchases Shares pursuant to this Section 3(b), the repurchase price shall be payable pursuant to a subordinated promissory note issued in a form prescribed and agreed to by the parties hereto, with a term of seven years, bearing the "prime" rate of interest as published in the Wall Street Journal and otherwise containing reasonable terms to be agreed at such time.

            (c) All repurchase rights described in this Section 3 shall cease as of the date of a Qualified Public Offering.

SECTION 4.  TERMINATION

            The Agreement shall terminate:

            (a) immediately subsequent to the closing of a Qualified Public Offering; or

            (b) on the date on which Warburg and a majority of the other Investors shall have agreed in writing to terminate this Agreement.


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

SECTION 5.  INTERPRETATION OF THIS AGREEMENT

            (a) TERMS DEFINED. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the WMT Shareholder Agreement. As used in this Agreement, the following terms have the respective meaning set forth below:

            AFFILIATE: shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity.

            COMMISSION: shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            ELIGIBLE SHARES: with respect to each Investor shall mean fifty percent of the Shares owned on the date hereof together with any Shares acquired by such Investor subsequent to the date hereof.

            EXCHANGE ACT: shall mean the Securities Exchange Act of 1934, as amended.

            FAIR MARKET VALUE: shall mean the amount determined by the auditors of the Company (acting as experts and not as arbitrators) to be the fair market value of the Shares.

            PERSON: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            QUALIFIED PUBLIC OFFERING: shall have the meaning set forth in the Purchase Agreement.

            SECURITY, SECURITIES: shall have the meaning set forth in Section 2(1) of the Securities Act.

            SECURITIES ACT: shall mean the Securities Act of 1933, as amended.

            TRANSFER: shall mean any sale, assignment, pledge, hypothecation, or other disposition or encumbrance.

            (b) ACCOUNTING PRINCIPLES. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

            (c) DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.


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

            (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

            (e) SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 6.  MISCELLANEOUS

            (a) NOTICES.

            (i) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

                (A) if to any of the Investors, at the address or facsimile number of such Investor shown on Schedule I, or at such other address as the Investor may have furnished the Company in writing;

                (B) if to Warburg, at 466 Lexington Avenue, New York, New York 10017 (facsimile: (212) 878-9361), marked for attention of Elizabeth H. Weatherman, or at such other address as Warburg may have furnished the Company in writing; with a copy to Jeffrey R. Poss, Esq., at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-8111); and

                (C) if to the Company, at 5677 Airline Road, Arlington, Tennessee 38002 (facsimile: (901) 867-4398), marked for attention of President, or at such other address as it may have furnished in writing to each of the Investors.

            (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

            (b) REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            (c) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.


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

            (d) ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement and the Purchase Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived with (and only with) the written consent of the Warburg Investors and the other Investors.

            (e) SEVERABILITY. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

            (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                              WRIGHT ACQUISITION HOLDINGS, INC.

                              By:  /s/ Elizabeth Weatherman
                                   ----------------------------------
                                    Name:  Elizabeth Weatherman
                                    Title:

                              WARBURG, PINCUS EQUITY PARTNERS, L.P.

                              By:  Warburg, Pincus & Co., General Partner

                              By:  /s/ Elizabeth Weatherman
                                   ----------------------------------
                                    Name:  Elizabeth Weatherman
                                    Title:

                              /s/ Paul Donnelly
                              ---------------------------------------
                              Paul Donnelly

                              /s/ David Spruzen
                              ---------------------------------------
                              David Spruzen

                              /s/ John Fry
                              ---------------------------------------
                              John Fry

                              /s/ Patrizio Cremascoli
                              ---------------------------------------
                              Patrizio Cremascoli

                              /s/ Edgardo Cremascoli
                              ---------------------------------------
                              Edgardo Cremascoli


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

                              /s/ David Cremascoli
                              ---------------------------------------
                              David Cremascoli

                              /s/ Alain Allegre
                              ---------------------------------------
                              Alain Allegre

                              /s/ Giovanni Paolo Carollo
                              ---------------------------------------
                              Giovanni Paolo Carollo



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